Exhibit 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS; 34TH CONSECUTIVE QUARTER

OF REVENUE GROWTH

•	4Q’14 revenues increased 1.4% to $1,633 million, up 5.4% in constant currency; revenues for the year increased 10.3% to $6,288 million, up 12.4% in constant currency
•	Adjusted EBITDA for the year grew 13.6% to $1,837 million, up 16.5% in constant currency
•	Adjusted Net Income per share on a diluted basis for the year was $2.52, up 24.8% compared to $2.02 in 2013
•	Income from continuing operations per share on a diluted basis for the year was $1.00, down from $1.14 in 2013, primarily due to debt refinancing fees
•	Free cash flow for the year increased 18.8% to $681 million from $573 million in 2013

New York, USA – February 12, 2015 – Nielsen N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, today announced financial results for the fourth quarter and year ended December 31, 2014.

“2014 was marked by solid revenue growth, compelling margin expansion, and strong free cash flow generation enabling us to both invest in key growth opportunities and return over $800 million to our shareholders.  We are encouraged by the market’s response to strategic wins like our partnerships with Adobe, Alibaba, and INTAGE; the successful integration of Arbitron; and the impact of our global presence covering over 90% of world population and GDP,” said Mitch Barns, Chief Executive Officer of Nielsen.  “We are well positioned to drive incremental shareholder value as we lead the media industry toward Total Audience measurement, continue our expansion in emerging markets, and execute on our previously announced plans to deliver close to $1.6 billion back to shareholders in the form of dividends and buybacks by mid-2016.”

Fourth Quarter 2014 Operating Results

Revenues for the fourth quarter increased 1.4% to $1,633 million, or 5.4% on a constant currency basis compared to the fourth quarter of 2013. Revenues excluding the impact of the Arbitron and Harris acquisitions increased 0.1%, or 4.4% on a constant currency basis.

Revenues within the Buy segment grew 0.6%, or 6.4% on a constant currency basis, to $908 million. Excluding Harris, Buy revenues grew 3.8% on a constant currency basis, driven largely by new client wins, 10.0% growth in emerging markets and a modest rebound in discretionary spending. Revenues in the developed markets grew 0.9%.

Revenues within the Watch segment increased 2.4%, or 4.0% on a constant currency basis, to $725 million. Excluding Arbitron, Watch revenues increased 3.5%, or 5.5% on a constant currency basis, driven by continued strength in Audience Measurement, including Digital, and Marketing Effectiveness.

Adjusted EBITDA for the fourth quarter increased 3.1% to $524 million, or 6.9% on a constant currency basis compared, to the fourth quarter of 2013. As a percentage of revenues Adjusted EBITDA grew 56 basis points, or 48 basis points on a constant currency basis, due to the accretive impact of acquisitions and the benefit of ongoing productivity initiatives.

Income from continuing operations for the fourth quarter decreased by 0.6% to $158 million, an increase of 6.8% on a constant currency basis, compared to the fourth quarter of 2013. The year-over-year increase is driven by the strong operating results discussed above, largely offset by a $29 million charge related to further changes to the Venezuelan currency exchange rate mechanisms. Income from continuing operations per share, on a diluted basis, was $0.42 compared to $0.41 in the fourth quarter of 2013.

Adjusted Net Income for the fourth quarter increased 12.8% to $309 million, or 18.8% on a constant currency basis, compared to the fourth quarter of 2013. Adjusted Net Income per share on a diluted basis was $0.81 compared to $0.71 in the fourth quarter of 2013.

Year Ended December 31, 2014 Operating Results

Revenues for the full year increased 10.3% to $6,288 million, or 12.4% on a constant currency basis compared to 2013. Revenues, excluding the impact of the Arbitron and Harris acquisitions, increased 2.4%, or 4.5% on a constant currency basis.

Revenues within the Buy segment grew 3.4%, or 6.3% on a constant currency basis, to $3,523 million. Excluding Harris, Buy revenues grew 3.6% on a constant currency basis, driven largely by new client wins and 9.5% growth in emerging markets.

Revenues within the Watch segment increased 20.4%, or 21.3% on a constant currency basis, to $2,765 million. Excluding Arbitron, Watch revenues increased 4.9%, or 5.8% on a constant currency basis, driven by continued strength in Audience Measurement, including Digital, and Marketing Effectiveness.

Adjusted EBITDA for the full year 2014 increased 13.6% to $1,837 million, or 16.5% on a constant currency basis, compared to the full year 2013.

Income from continuing operations for the full year 2014 decreased 11.6% to $381 million, or 5.7% on a constant currency basis, compared to the full year 2013. The decrease is driven by fees associated with refinancing activities during 2014 and a $52 million charge associated with further changes to the Venezuelan currency exchange rate mechanisms. The debt refinancing lowered our go forward weighted-average interest rate by approximately 50 basis points, extended our maturities and enhanced our financial flexibility via less restrictive covenants. Income from continuing operations per share, on a diluted basis, was $1.00 compared to $1.14 in the full year 2013.

Adjusted Net Income for the full year 2014 increased 26.0% to $970 million, or 30.9% on a constant currency basis, compared to the full year 2013. Adjusted Net Income per share on a diluted basis was $2.52 compared to $2.02 in the full year 2013.

Financial Position

As of December 31, 2014, cash balances were $273 million and gross debt was $6,862 million. Net debt (gross debt less cash and cash equivalents) was $6,589 million and our net debt leverage ratio was 3.59x at the end of the year. Capital expenditures were $412 million for the full year 2014 as compared to $374 million for the full year 2013.

Free cash flow for the full year 2014 increased to $681 million from $573 million in the full year 2013 and cash flow from operations increased to $1,093 million in 2014 from $901 million in 2013. The increases were driven by stronger operating performance.

In December 2014, a secondary public offering of 20.0 million shares of our common stock was completed on behalf of certain selling stockholders, primarily comprised of the Sponsor group. All proceeds went to the selling stockholders and the offering did not have a significant impact on our operating results or financial position. At December 31, 2014, the sponsors collectively held approximately 15% of our common stock.

Capital Allocation

The company repurchased $466 million of its stock during the year and, as previously announced, plans to repurchase an additional $1 billion by mid-2016.

Conference Call and Webcast

Nielsen will hold a conference call to discuss fourth quarter and full year 2014 results at 8:00 a.m. U.S. Eastern Time (ET) on February 12, 2015. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “65133679.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and

Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors, our Twitter account at http://twitter.com/NielsenIR and our iPad App, NielsenIR, available on the App Store.

Results of Operations—(Three and Twelve Months Ended December 31, 2014 and 2013)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2014	2013	2014	2013
Revenues	$1,633	$1,611	$6,288	$5,703
Cost of revenues	653	666	2,620	2,398
Selling, general and administrative expenses	478	505	1,917	1,815
Depreciation and amortization	148	146	573	510
Restructuring charges	46	56	89	119
Operating income	308	238	1,089	861
Interest income	—	—	3	2
Interest expense	(71)	(80)	(300)	(309)
Foreign currency exchange transaction losses, net	(39)	(2)	(71)	(25)
Other expense, net	—	(9)	(100)	(9)
Income from continuing operations before income taxes and equity in net (loss)/income of affiliates	198	147	621	520
Benefit/(provision) for income taxes	(34)	13	(236)	(91)
Equity in net (loss)/income of affiliates	(6)	(1)	(4)	2
Income from continuing operations	158	159	381	431
(Loss)/income from discontinued operations, net of tax	—	(14)	—	305
Net income	158	145	381	736
Net (loss) attributable to noncontrolling interests	(3)	—	(3)	(4)
Net income attributable to Nielsen stockholders	$161	$145	$384	$740
Net income per share of common stock, basic
Income from continuing operations	$0.43	$0.42	$1.01	$1.16
(Loss)/income from discontinued operations	$—	$(0.04)	$—	$0.81
Net income attributable to Nielsen stockholders	$0.43	$0.38	$1.01	$1.97
Net income per share of common stock, diluted
Income from continuing operations	$0.42	$0.41	$1.00	$1.14
(Loss)/income from discontinued operations	$—	$(0.03)	$—	$0.80
Net income attributable to Nielsen stockholders	$0.42	$0.38	$1.00	$1.94
Weighted-average shares of common stock outstanding, basic (a)	377,676,631	378,331,799	379,333,037	375,797,629
Dilutive shares of common stock	4,164,203	5,894,707	5,038,415	5,130,337
Weighted-average shares of common stock outstanding, diluted	381,840,834	384,226,506	384,371,452	380,927,966

(a)

On February 1, 2013, the mandatory convertible subordinated bonds were converted into 10,416,700 shares of Nielsen’s common stock at a conversion rate of 1.8116 shares per $50.00 principal amount of the bonds.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatorily convertible subordinated bonds converted on February 1, 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes the weighted-average amount of shares of common stock convertible associated with the mandatorily convertible bonds based upon the average price of our common stock during the periods beginning on or before February 1, 2013. Such shares are considered anti-dilutive in accordance with GAAP for the periods presented.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three and twelve months ended December 31, 2014 and 2013, respectively:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2014	2013	2014	2013
Net income	$158	$145	$381	$736
Loss/(income) from discontinued operations, net of tax	—	14	—	(305)
Interest expense, net	71	80	297	307
(Benefit)/provision for income taxes	34	(13)	236	91
Depreciation and amortization	148	146	573	510
EBITDA	411	372	1,487	1,339
Equity in net loss/(income) of affiliates	6	1	4	(2)
Other non-operating expense, net	39	11	171	34
Restructuring charges	46	56	89	119
Stock-based compensation expense	11	15	47	47
Other items(a)	11	53	39	80
Adjusted EBITDA	524	508	1,837	1,617
Interest expense, net	(71)	(80)	(297)	(307)
Depreciation and amortization	(148)	(146)	(573)	(510)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	52	53	204	162
Cash paid for income taxes	(37)	(46)	(154)	(147)
Stock-based compensation expense	(11)	(15)	(47)	(47)
Interest expense attributable to mandatorily convertible bonds	—	—	—	2
Adjusted net income	$309	$274	$970	$770
Adjusted net income per share of common stock, diluted	$0.81	$0.71	$2.52	$2.02
Weighted-average shares of common stock outstanding, basic	377,676,631	378,331,799	379,333,037	375,797,629
Dilutive shares of common stock from stock compensation plans	4,164,203	5,894,707	5,038,415	5,130,337
Shares of common stock convertible associated with the mandatory convertible bonds	—	—	—	896,994
Weighted-average shares of common stock outstanding, diluted	381,840,834	384,226,506	384,371,452	381,824,960
(a)

For the three and twelve months ended December 31, 2014, other items primarily consist of non-recurring costs. For the three and twelve months ended December 31, 2013, other items primarily consist of one-time items associated with the acquisition of Arbitron, including non-cash purchase accounting adjustments and transaction related costs

Free Cash Flow

We define free cash flow as net cash provided by operating activities, normalized for non-recurring Arbitron transaction costs, less capital expenditures. We believe providing free cash flow information provides valuable supplemental information regarding the cash flow that may be available for discretionary use by us. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2014	2013	2014	2013
Net cash provided by operating activities	$401	$320	$1,093	$901
Plus: One-time Arbitron costs	—	33	—	46
Less: Capital expenditures	(138)	(119)	(412)	(374)
Free cash flow	$263	$234	$681	$573

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of December 31, 2014 is as follows:

(IN MILLIONS)
Gross debt as of December 31, 2014	$6,862
Less: cash and cash equivalents as of December 31, 2014	273
Net debt as of December 31, 2014	$6,589
Adjusted EBITDA for the year ended December 31, 2014	$1,837
Net debt leverage ratio as of December 31, 2014	3.59x